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                                                                    EXHIBIT 23.1

                   CONSENT OF KPMG LLP, INDEPENDENT AUDITORS

The Board of Directors and Stockholders

Kana Communications, Inc.

        We consent to incorporation by reference herein of our report dated January 20, 2000, except as to Note 8, which is as of February 11, 2000, relating to the consolidated balance sheets of Kana Communications, Inc. and subsidiaries as of December 31, 1999 and 1998 and the related consolidated statements of operations and comprehensive loss, stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1999, which report appears in the Company's Form S-4 (333-32428) filed with the Securities and Exchange Commission on March 14, 1999.

        We also consent to incorporation by reference herein of our report dated August 13, 1999, except as to Note 8, which is as of September 20, 1999, and our report dated June 25, 1999, except as to Note 7, which is as of September 20, 1999, relating to the supplemental and historical consolidated balance sheets, respectively, of Kana Communications, Inc. and subsidiaries as of December 31, 1998 and 1997 and the related supplemental and historical consolidated statements of operations and comprehensive loss, stockholders' equity, and cash flows for each of the years then ended, which reports appear in the Company's Form S-1 (333-82587) as filed with the Securities and Exchange Commission on September 21, 1999.


                              /s/  KPMG LLP


Mountain View, California

March 14, 2000